SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                  Rule 13d-101

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                     North American Technologies Group Inc
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   657193207
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Yolanda Brown
                               5949 Sherry Lane
                                  Suite 1900
                               Dallas, TX 75225
                                 (214) 210-5056
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                   07/31/2007
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

--------------------------------------------------------------------------------
      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

      NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names of reporting persons.

    Sponsor Investments, LLC
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    OO
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    Texas
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        95648791

    (9) Sole dispositive power:
        0

    (10) Shared dispositive power:
         51488603

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     95648791
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     36.9%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     OO
--------------------------------------------------------------------------------

Page 2 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names of reporting persons.

    Astraea Investment and Management Services Company
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    OO
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        0

    (9) Sole dispositive power:
        0

    (10) Shared dispositive power:
         6050000

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     6050000
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     3.19%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     CO
--------------------------------------------------------------------------------

Page 3 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names of reporting persons.

    Bancroft, Christopher
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    PF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    United States of America
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        0

    (9) Sole dispositive power:
        150000

    (10) Shared dispositive power:
         0

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     150000
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     <1%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

Page 4 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names of reporting persons.

    Astraea Investment Management, L.P.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    OO
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        0

    (9) Sole dispositive power:
        0

    (10) Shared dispositive power:
         6050000

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     6050000
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     3.19%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

Page 5 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names of reporting persons.

    Charles A. Sammons 1987 Charitable Remainder Trust No. Two
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    AF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    Texas
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        137516851

    (9) Sole dispositive power:
        0

    (10) Shared dispositive power:
         129966851

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     137516851
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     54.19%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     OO
--------------------------------------------------------------------------------

Page 6 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names of reporting persons.

    Consolidated Investment Services, Inc.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    AF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    Nevada
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        137516851

    (9) Sole dispositive power:
        0

    (10) Shared dispositive power:
         129966851

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     137516851
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     54.19%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     CO
--------------------------------------------------------------------------------

Page 7 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names of reporting persons.

    Herakles Investments, Inc.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    OO
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        125278002

    (9) Sole dispositive power:
        0

    (10) Shared dispositive power:
         117728002

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     125278002
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     49.37%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     CO
--------------------------------------------------------------------------------

Page 8 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names of reporting persons.

    Jarvie, Charles
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    PF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    United States of America
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        0

    (9) Sole dispositive power:
        150000

    (10) Shared dispositive power:
         0

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     150000
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     <1%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

Page 9 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names of reporting persons.

    Jordan, Michael
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    PF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    United States of America
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        0

    (9) Sole dispositive power:
        150000

    (10) Shared dispositive power:
         0

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     150000
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     <1%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

Page 10 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names of reporting persons.

    Kellogg, David
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    PF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    United States of America
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        0

    (9) Sole dispositive power:
        18519

    (10) Shared dispositive power:
         0

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     18519
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     1%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

Page 11 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names of reporting persons.

    Leadbetter, Bruce
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    PF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    United States of America
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        0

    (9) Sole dispositive power:
        0

    (10) Shared dispositive power:
         6050000

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     6050000
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     3.19%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

Page 12 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names of reporting persons.

    Long, Pat
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    PF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    United States of America
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        100500

    (8) Shared voting power:
        0

    (9) Sole dispositive power:
        700500

    (10) Shared dispositive power:
         0

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     700500
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     <1%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

Page 13 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names of reporting persons.

    Opus 5949 LLC
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    OO
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    Texas
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        12238749

    (9) Sole dispositive power:
        0

    (10) Shared dispositive power:
         12238749

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     12238749
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     6.67%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     OO
--------------------------------------------------------------------------------

Page 14 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names of reporting persons.

    Otter, Inc.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    OO
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    Oklahoma
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        100

    (9) Sole dispositive power:
        0

    (10) Shared dispositive power:
         100

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     100
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     <1%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     CO
--------------------------------------------------------------------------------

Page 15 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names of reporting persons.

    Pasahow, David
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    PF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    United States of America
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        0

    (9) Sole dispositive power:
        18519

    (10) Shared dispositive power:
         0

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     18519
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     <1%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

Page 16 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names of reporting persons.

    Pigott, John
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    PF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    United States of America
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        0

    (9) Sole dispositive power:
        75000

    (10) Shared dispositive power:
         0

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     75000
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).


--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

Page 17 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names of reporting persons.

    Pottinger, Paul
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    PF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    United States of America
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        0

    (9) Sole dispositive power:
        37963

    (10) Shared dispositive power:
         0

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     37963
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     <1%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     IN, OO
--------------------------------------------------------------------------------

Page 18 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names of reporting persons.

    Sammons Distribution Holdings, Inc.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    AF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        12238749

    (9) Sole dispositive power:
        0

    (10) Shared dispositive power:
         12238749

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     12238749
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     6.67%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     CO
--------------------------------------------------------------------------------

Page 19 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names of reporting persons.

    Sammons Enterprises, Inc.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    AF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        137516851

    (9) Sole dispositive power:
        0

    (10) Shared dispositive power:
         129966851

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     137516851
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     54.19%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     CO
--------------------------------------------------------------------------------

Page 20 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names of reporting persons.

    Sammons VPC, Inc.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    AF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        12238749

    (9) Sole dispositive power:
        0

    (10) Shared dispositive power:
         12238749

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     12238749
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     6.67%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     CO
--------------------------------------------------------------------------------

Page 21 of 24 Pages

CUSIP No. 657193207
--------------------------------------------------------------------------------
(1) Names of reporting persons.

    Siang, Goh  Yong
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Source of funds (see instructions).

    PF
--------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required pursuant to Items |_| 2(d) or 2(e).
--------------------------------------------------------------------------------
(6) Citizenship or place of organization.

    Singapore
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (7) Sole voting power:
        0

    (8) Shared voting power:
        0

    (9) Sole dispositive power:
        300000

    (10) Shared dispositive power:
         0

--------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting person.

     300000
--------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11).

     <1%
--------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

Page 22 of 24 Pages

Item 1. Security and Issuer.

           N/A

Item 2. Identity and Background.

          (a) N/A

          (b) N/A

          (c) N/A

          (d) N/A

          (e) N/A

          (f) N/A

Item 3. Source and Amount of Funds or Other Consideration.

           Item 3 of the Schedule 13D, is amended and supplemented as follows:
                \"On July 31, 2007, the Company closed a Securities Purchase Agreement entered into on July 24, 2007 by and between Herakles and other investors (\"July 2007 SPA\")wherein Herakles agreed to purchase $1,761,330 in Debentures convertible into 8,806,650 shares of Common Stock (\"July 2007 Debentures\") and Warrants totaling 4,403,325 with a $ .20 per share conversion price (\"July 2007 Warrants\").
                On July 24, 2007, in connection with the July 2007 SPA, Herakles and other holders of the promissory notes of the Company issued March 7, 2007 in the aggregate amount of $2,000,000 (the \"Bridge Notes\") consented to the issuance of the July 2007 Debentures and July 2007 Warrants issued pursuant to the July 2007 SPA, waived any provision prohibiting the transactions contemplated by the July 2007 SPA, agreed to extend the date of maturity of the Bridge Notes to October 31, 2008 and agreed to subordinate the right of payment of the Bridge Notes to the July 2007 Debentures.
                On July 24, 2007, also in connection with the July 2007 SPA, Opus and the Company entered into an amendment of the Construction Loan Agreement and the note wherein Opus waived any provision prohibiting the transactions contemplated by the July 2007 SPA. Contemporaneous therewith, Opus and the Company amended the promissory note deferring principal payments under the note until July 25, 2010 and permitting the Company to elect to pay interest on the note in either cash or in shares of Common Stock through July 1, 2008.
                Opus acquired 1,302,363 shares of Common Stock on July 2, 2007 from the Company as interest payments pursuant to the terms of the Construction Loan Agreement, as amended. Sponsor was issued 17,656 shares of Common Stock as correction of a miscalculation of shares owed Sponsor as interest payments on the July and December 2005 Debentures."

Item 4. Purpose of Transaction.

           N/A

Item 5. Interest in Securities of the Issuer.

          (a) (1) Paragraphs 1-9 of Item 5 (a) and (b) of the Schedule 13D, are amended as follows:
               \"As of the date hereof, the Reporting Persons beneficially own an aggregate of 137,516,851 shares of Common Stock, representing approximately 54.19% of the outstanding shares of Common Stock based upon 183,442,835 shares of Common Stock reported by the Company to be outstanding as of December 1, 2006.
              As of the date hereof, Sponsor beneficially owns 95,648,791 shares of Common Stock which includes (i) shares acquired as payment of interest due on the 7% Convertible Debentures; and (ii) shares acquired upon the conversion of the 7% Debentures effective March 8, 2007. Such amount represents 36.9% of the outstanding shares of Common Stock. Pursuant to the Voting Agreement, Sponsor does not have the power to dispose of the shares of Common Stock it beneficially owns, but exercises sole voting power over such shares with respect to all matters. By virtue of the relationships described in Item 2, the Sammons Trust controls Sponsor via its subsidiaries CISI, Sammons and Herakles; however, Herakles, CISI, Sammons and the Sammons Trust disclaim beneficial ownership of the shares of Common Stock to which Sponsor has beneficial ownership. As of the date hereof, Herakles has direct ownership of 125,278,002 shares of Common Stock which includes shares acquired pursuant to the July 2007 SPA. As the managing member of Sponsor, Herakles controls Sponsor's power to vote the shares of Common Stock Sponsor beneficially owns which amount includes the amounts set forth above. Therefore, Herakles beneficially owns 125,278,002 shares of Common Stock. Herakles' aggregate beneficial ownership of 125,278,002 shares of Common Stock represents 49.37% of the outstanding shares of Common Stock. By virtue of the relationships described in Item 2, the Sammons Trust controls Herakles via its subsidiaries CISI and Sammons and thereby each may be deemed to have indirect beneficial ownership over the shares beneficially owned by Herakles; however, CISI, Sammons and the Sammons Trust disclaim beneficial ownership of the shares of Common Stock to which Herakles has beneficial ownership.
                   As of the date hereof, CISI beneficially owns 137,516,851
              shares of Common Stock. CISI is the sole stockholder of Herakles, Otter and Sammons Distribution and may be deemed to share voting and dispositive power with respect to the Common Stock beneficially owned by Herakles, Otter and Sammons Distribution. As described in this Statement, Herakles beneficially owns 125,278,002 shares of Common Stock; Otter directly owns 100 shares of Common Stock; and Sammons Distribution beneficially owns 12,238,749 shares of Common Stock. CISI's aggregate beneficial ownership of 137,516,851 shares of Common Stock represents 54.19% of the outstanding shares of Common Stock. By virtue of the relationship described in Item 2, Sammons and the Sammons Trust may be deemed to have indirect beneficial ownership over the shares beneficially owned by CISI; however Sammons and the Sammons Trust disclaim beneficial ownership of the shares of Common Stock to which CISI has beneficial ownership.
                   As of the date hereof, Sammons beneficially owns 137,516,851 shares of Common Stock. Sammons is the sole stockholder of CISI and may be deemed to share voting and dispositive power with respect to the Common Stock beneficially owned by CISI. As described in this Statement, CISI beneficially owns 137,516,851 shares of Common Stock. Sammons' aggregate beneficial ownership of 137,516,851 shares of Common Stock represents 54.19% of the outstanding shares of Common Stock. By virtue of the relationship described in Item 2, the Sammons Trust may be deemed to have indirect beneficial ownership over the shares beneficially owned by Sammons; however the Sammons Trust disclaims beneficial ownership of the shares of Common Stock to which Sammons has beneficial ownership.
                   As of the date hereof, the Sammons Trust beneficially owns
              137,516,851 shares of Common Stock. The Sammons Trust is the sole stockholder of Sammons and may be deemed to share voting and dispositive power with respect to the Common Stock beneficially owned by Sammons. As described in this Statement, Sammons beneficially owns 137,516,851 shares of Common Stock. The Sammons Trust's aggregate beneficial ownership of 137,516,851 shares of Common Stock represents 54.19% of the outstanding shares of Common Stock.
                        As of the date hereof, Opus directly owns 12,238,749
              shares of Common Stock pursuant to the payments made on the Construction Loan interest and the principal and interest on the April Note, as amended. Opus has shared voting and shared dispositive power over these shares of Common Stock with Sammons VPC, Sammons Distribution, CISI, Sammons and the Sammons Trust. Opus' aggregate ownership of approximately 12,238,749 shares of Common Stock represents 6.67% of the outstanding shares of Common Stock. By virtue of the relationships described in Item 2, Sammons VPC, Sammons Distribution, CISI, Sammons and the Sammons Trust may be deemed to have indirect beneficial ownership of Opus's shares; however, Sammons VPC, Sammons Distribution, CISI, Sammons and the Sammons Trust disclaim beneficial ownership of the shares of Common Stock beneficially owned by Opus.
                   As of the date hereof, Sammons VPC beneficially owns
              12,238,749 shares of Common Stock. Sammons VPC is the managing member of Opus and may be deemed to share voting and dispositive power with respect to the Common Stock directly owned by Opus. As described in this Statement, Opus directly owns 12,238,749 shares of Common Stock. Sammons VPC's beneficial ownership of 12,238,749 shares of Common Stock represents 6.67% of the outstanding shares of Common Stock. By virtue of the relationship described in Item 2, CISI, Sammons Distribution, Sammons and the Sammons Trust may be deemed to have indirect beneficial ownership over the shares beneficially owned by Sammons VPC; however each of CISI, Sammons Distribution, Sammons and the Sammons Trust disclaim beneficial ownership of the shares of Common Stock to which CISI has beneficial ownership.
                   As of the date hereof, Sammons Distribution beneficially owns
              12,238,749 shares of Common Stock. Sammons Distribution is the sole stockholder of Sammons VPC and may be deemed to share voting and dispositive power with respect to the Common Stock beneficially owned by Sammons VPC. As described in this Statement, Sammons VPC beneficially owns 12,238,749 shares of Common Stock. Sammons Distribution's beneficial ownership of 12,238,749 shares of Common Stock represents 6.67% of the outstanding shares of Common Stock. By virtue of the relationship described in Item 2, CISI, Sammons and the Sammons Trust may be deemed to have indirect beneficial ownership over the shares beneficially owned by Sammons Distribution; however each of CISI, Sammons and the Sammons Trust disclaim beneficial ownership of the shares of Common Stock to which Sammons Distribution has beneficial ownership.\"


          (b) N/A

          (c) (3) Item 5(c) of the Schedule 13D is amended and restated in its entirety as follows:
               \"(c)
                   The transactions described in Items 3 and 4 of the Schedule
              13D as amended above are incorporated herein by reference.
                   On or about February 23, 2007 General Goh Yong Siang
              converted 324 shares of Series CC Preferred Stock into 300,000 shares of Common Stock. Except as set forth herein, no open market purchases on the Nasdaq National Market, or any other market or exchange on which the Common Stock is listed or quoted for trading, of Company securities have occurred within the last sixty days by the Reporting Persons.\"

          (d) N/A

          (e) N/A

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

           Item 6 of the Schedule 13D is amended and restated in its entirety as follows:
           \"The contracts and arrangements set forth in response to Item 3 above are incorporated herein by reference.
                On July 24, 2007, the Company entered into a Fourth Amended and Restated Registration Rights Agreement with certain of its shareholders, including Herakles, Sponsor and Opus, to include as registrable shares thereunder shares of Common Stock issued and issuable pursuant to the July 2007 SPA and the warrants granted thereunder.
                Other than as described herein, there are no contracts, arrangements or understandings among the Reporting Persons, or between any Reporting Person and any other person, with respect to the securities of the Company.\"

Item 7. Material to be Filed as Exhibits.

           Item 7 of the Schedule 13D is amended and supplemented by adding the following Exhibits:
           99.21 Securities Purchase Agreement, dated as of July 24, 2007, by and among North American Technologies Group, Herakles Investments, Inc., Crestview Capital Master, LLC, Midsummer Investment Ltd., Islandia, LP, Enable Growth Partners LP, Enable Opportunity Partners LP, and Pierce Diversified Strategy Master Fund LLC, Ena incorporated by reference to Exhibit10.4 of the Form 10-QSB filed by North American Technologies Group with the SEC on August 15, 2007.
           99.22 Form of 8% Convertible Debenture issued pursuant to the Securities Purchase Agreement dated July 24, 2007 incorporated by reference to Exhibit 10.5 of the Form 10-QSB filed by North American Technologies Group with the SEC on August 15, 2007
           99.23 Form of Warrant issued pursuant to the Securities Purchase Agreement dated July 24, 2007 incorporated by reference to Exhibit
           4.1 of the Form 10-QSB filed by North American Technologies Group with the SEC on August 15, 2007
           99.24 Fourth Amendment to the Construction Loan Agreement dated July 24, 2007 among Opus 5949 LLC, North American Technologies Group, TieTek LLC and TieTek Technologies, Inc. incorporated by reference to
           Exhibit 10.7 of the Form 10-QSB filed by North American Technologies Group with the SEC on August 15, 2007.
           99.25 Third Amendment to Amended and Restated Promissory Note entered into on July 24, 2007 among Opus 5949 LLC, North American Technologies Group, TieTekLLC and TieTek Technologies, Inc. incorporated by reference to Exhibit 10.8 of the Form 10-QSB filed by North American Technologies Group with the SEC on August 15, 2007.
           99.26 Fourth Amended and Restated Registration Rights Agreement, dated as of July 24, 2007 by and among North American Technologies Group, Inc. and the Participating Stockholders incorporated by reference to Exhibit 10.6 of the Form 10-QSB filed by North American Technologies Group with the SEC on August 15, 2007.

Page 23 of 24 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      Sponsor Investments, LLC by Herakles
                                      Investments, Inc., Managing Member

Date: 09/14/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: Robert W. Korba
                                             President


                                      Herkales Investments, Inc.

Date: 09/14/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President


                                      Astraea Investment Management, L.P. by
                                      Astraea Investment and Management Services
                                      Company, General Partner

Date: 09/14/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-in-Fact
                                             for Astraea Investment and
                                             Management Services Company


                                      Opus 5949 LLC
                                      By: Sammons VPC, Inc., Managing Member

Date: 09/14/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., ATtorney-In-Fact
                                             for Sammons VPC, Inc.


                                      Otter, Inc.

Date: 09/14/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-In-Fact
                                             for Otter, Inc.


                                      Sammons VPC, Inc.

Date: 09/14/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-In-Fact
                                             for Sammons VPC, Inc.


                                      Sammons Distribution Holdings, Inc.

Date: 09/14/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-In-Fact
                                             for Sammons Distribution Holdings,
                                             Inc.


                                      Consolidated Investments Services, Inc.

Date: 09/14/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-In-Fact
                                             for Consolidated Investment
                                             Services, Inc.


                                      Sammons Enterprises, Inc.

Date: 09/14/2007                      /s/ Roberty W. Korba
                                      Name:  Roberty W. Korba
                                      Title: Chief Executive Officer


                                      Charles A. Sammons 1987 Charitable
                                      Remainder Trust Number Two

Date: 09/14/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: Co-Trustee


                                      Astraea Investment and Management Services company

Date: 09/14/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-In-Fact
                                             for Astraea Investment and
                                             Management Services Company


                                      Bruce Leadbetter

Date: 09/14/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-In-Fact
                                             for Bruce Leadbetter


                                      Paul Pottinger

Date: 09/14/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-In-Fact
                                             for Paul Pottinger


                                      Christopher Bancroft

Date: 09/13/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-In-Fact
                                             for Christopher Bancroft


                                      Michael Jordan

Date: 09/14/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-In-Fact
                                             for Michael Jordan


                                      John M. Pigott

Date: 09/14/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-In-Fact
                                             for John M. Pigott


                                      Goh Yong Siang

Date: 09/14/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-In-Fact
                                             for Goh Yong Siang


                                      Pat Long

Date: 09/14/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-In-Fact
                                             for Pat Long


                                      David Kellogg

Date: 09/14/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-In-Fact
                                             for David Kellogg


                                      Charles Jarvie

Date: 09/14/2007                      /s/ Robert W. Korba
                                      Name:  Robert W. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-In-Fact
                                             for Charles Jarvie


                                      David Pasahow

Date: 09/14/2007                      /s/ Robert W.. Korba
                                      Name:  Robert W.. Korba
                                      Title: President of Herakles
                                             Investments, Inc., Attorney-In-Fact
                                             for David Pasahow


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: Provided, however, That a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION--Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001). (Secs. 13(d), 13(g), 14(d), 23, 48
Stat. 894, 895, 901; sec. 8, 49 Stat. 1379; sec. 203(a), 49 Stat. 704; sec. 10,
78 Stat. 88a; Secs. 2, 3, 82 Stat. 454, 455; secs. 1, 2, 3-5, 84 Stat. 1497;
sec. 18, 89 Stat. 155; secs. 202, 203, 91 Stat. 1494, 1498, 1499; 15 U.S.C.
78m(d), 78m(g), 78n(d), 78w) [44 FR 2145, Jan. 9, 1979; 44 FR 11751, Mar. 2,
1979; 44 FR 70340, Dec. 6, 1979; 47 FR 11466, Mar. 16, 1982; 61 FR 49959, Sept.
24, 1996; 62 FR 35340, July 1, 1997; 63 FR 2867, Jan. 16, 1998; 63 FR 15287,
Mar. 31, 1998]

Page 24 of 24 Pages